Exhibit 10.2

A+ Inc.

Contract Research Organization

Service Agreement

Contract No.: CCDl70341

Sponsor: Everfront Biotech Inc.

Study Product: Cerebraca wafer

August 2017

Contract for Commissioned Services

This contract, provided by A+ lnc., constitutes the general terms and conditions for commissioned services, and upon the agreement and signature or seal affixation of the contracting parties, it becomes a legally binding contract. The contract consists of fifteen articles detailing the rights and obligations of both parties.

The contracting party, Everfront Biotech Inc. (hereinafter referred to as “Party A”), commissions A+ lnc. (hereinafter referred to as “Party B”) to engage in the research commissioned service of “A Phase II study to determine the maximum tolerated dose and to evaluate the safety and efficacy profile of Cerebraca wafer plus adjuvant temozolomide in patients with recurrent high-grade glioma.” Hereby, the parties agree to abide by the rights, obligations, and other agreements regarding the contract, as stipulated in the following clauses:

Article 1: Scope of Contract

In addition to the textual content of this contract, any other documents, attachments, and written materials agreed upon by both parties constitute part of the complete contract content. Unless otherwise stipulated, they shall replace any oral or written acknowledgments, agreements, recommendations, or records made by both parties before the effective establishment of the contract.

Article 2: Authority of Third Parties

For the necessity of fulfilling this trial, Party B may decide to commission another third party it deems appropriate to perform. However, this does not change the content of the rights and obligations stipulated in this contract. Although Party B commissions a third party to perform this trial contract, Party B shall not be exempted from the rights and obligations it should bear, and if the third party violates the provisions of this contract, it shall be deemed as a breach of contract by Party B.

Article 3: Duty of Care

Party B shall fulfill the duty of care of a good administrator in accordance with recognized medical standards and regulations to complete the commissioned experimental work of Party A. Apart from this, Party B shall not assume any other legal responsibilities.

Article 4: Description of Services and Plans

1.	Revision of Case Report Form (CRF):

Party B shall design a case report form in accordance with the clinical trial protocol and Party B’s Standard Operating Procedure (SOP) to ensure efficiency, practicality, and compliance with Good Clinical Practice (GCP) standards.

2.	Design of Informed Consent Form (ICF):

Party B shall design an informed consent form applicable to this clinical trial in accordance with Good Clinical Practice (GCP) standards to ensure that subjects understand the trial and their rights.

3.	Meetings and Negotiations with Trial Supervisors/Hospitals:

Party B shall collaborate with relevant personnel of Party A and hospital physicians based on its professional expertise to discuss and finalize the trial protocol, case report form, and informed consent form. They shall jointly conduct clinical trials that comply with Good Clinical Practice (GCP) standards to ensure excellent quality and timely completion of the clinical trial.

4.	Submission to the Institutional Review Board (IRB):

Party B shall prepare the submission materials for the Institutional Review Board (IRB) of the hospital to obtain approval for conducting the trial. Party B shall provide an English and Chinese summary of the clinical trial protocol in accordance with IRB regulations, assist Party A in preparing comprehensive clinical trial review materials for submission to the IRB, respond to queries from the IRB review committee, and facilitate prompt approval for conducting the trial.

5.	Submission to the Food and Drug Administration (FDA):

Party B shall assist Party A in preparing comprehensive clinical trial-related documents for submission to the Food and Drug Administration (FDA) for review. Party B shall respond to queries from the FDA review committee and facilitate prompt approval for conducting the trial.

6.	Project Planning, Integration, and Management:

Party B shall strictly control the quality of the clinical trial, ensure adherence to the established plan, and hold regular project meetings internally to coordinate and communicate on relevant clinical trial matters, facilitating the smooth and timely completion of the trial.

Article 5: Payment and Expenses

Party A shall pay Party B the relevant service fees according to this contract. The execution period of this clinical trial is expected to be completed within [****] years ([****] months) from the signing of the contract. The total clinical trial service fee is estimated to be NT$[****] (including 5% sales tax). The related payment items are detailed as follows:

1.	Initial Payment: Accounting for 15% of the total clinical trial service fee (NT$[****], including 5% sales tax), Party A shall make this payment to Party B within forty-five days of contract signing, in the form of a cashier’s check.

2.	Monthly Payments: Accounting for 85% of the total clinical trial service fee (NT$[****], including 5% sales tax), Party B shall invoice Party A by the 30th of each month based on the incurred service fees for that month. Party A is obligated to make payment within forty-five days of receiving the invoice.

3.	Optional Service Items: Payment for optional service items (as indicated in the list or annex) shall be made in accordance with the following procedure: Party A must notify Party B of the need for optional service items at least thirty calendar days prior to their expected execution. Party B shall inform Party A in writing at least five working days before the actual execution. The incurred expenses for such services shall be included in the calculation of monthly payments as mentioned above.

4.	Reimbursable Expenses: The service fee for this clinical trial does not include reimbursable expenses, such as (A) fees for Institutional Review Board and Food and Drug Administration reviews, (B) printing and postage costs for documents submitted to the Institutional Review Board and Food and Drug Administration, (C) travel expenses for discussions related to the trial protocol, and (D) consulting fees for the Drug Inspection Center and other related expenses. Party B may handle the above matters and provide receipts for reimbursement. Party B shall notify Party A of the relevant expenses and expenditures each month, along with supporting invoices. Party A is required to make payment within forty-five days of receiving the list and invoices.

Article 6: Allocation of Responsibility

Party A guarantees that, in the performance of this contract for drug trials, any costs, damages, or losses incurred by Party B or its agents, employees, representatives, or any other persons employed by it, as a result of claims brought against them by third parties due to Party A’s intentional or negligent acts, shall be borne by Party A and shall not involve Party B.

Party B guarantees that, in the performance of this contract for drug trials, any costs, damages, or losses incurred by Party B or its agents, employees, representatives, or any other persons employed by it, as a result of claims brought against them by third parties due to Party B’s or its commissioned agents’ intentional or negligent acts, shall be borne by Party B and shall not involve Party A.

Article 7: Changes to Commissioned Services

If it is anticipated that the clinical trial period will be extended, Party B shall notify Party A in writing at least one month in advance. Party B may discuss with Party A and make necessary changes to the commissioned services. If the clinical trial period is extended due to reasons attributable to Party B, Party B shall be responsible for the expenses incurred during the extended period.

Any changes to the commissioned services shall be effective only upon both parties signing the change statement. Either party may initiate changes to the commissioned services. The initiating party shall provide detailed explanations of responsibilities, obligations, budget, or schedule for each change. If the change is proposed by Party A, Party B shall provide Party A with a detailed change statement, and Party B shall have a reasonable period to implement the changes specified in the change statement. When either party requests the establishment of a change statement, both parties shall sincerely and promptly agree to cooperate. If the change statement requires changes to budget or schedule, both parties shall reasonably evaluate. If Party B, due to legitimate reasons beyond its control, requests changes to budget, schedule, etc., Party B has the right to delay providing services that would affect the project scope until Party A agrees to and implements the corresponding change instructions.

If the actual needs result in an increase in the number of project occurrences or the project duration exceeds the contract period, the unit price for each work item shall be calculated based on the unit price specified in the pricing list in the appendix.

Article 8: Confidentiality

Party B’s employees (including but not limited to Party B and its agents, employees, representatives, or other persons employed by it) may come into contact with confidential information or proprietary materials belonging to Party A (referred to herein as “Party A’s Confidential Information”) while performing the services under this contract. Such information shall be deemed confidential and shall be the property of Party A. Information disclosed by Party B to subcontractors related to Party B’s business activities due to the contractual relationship between the parties shall be considered Party B’s proprietary information (referred to herein as “Party B’s Confidential Information”). Party A and Party B’s Confidential Information shall collectively be referred to as Confidential Information. Confidential Information shall be appropriately marked or labeled as confidential and shall only be used by the recipient and its employees for the purpose of performing the tasks. Both parties agree not to disclose, publish, or reveal the other party’s confidential information to third parties without the other party’s prior written consent.

Article 9: Compliance with Regulations; Audit

In the execution of this contract, Party B shall fulfill its obligation to comply with relevant applicable laws and regulations, including those of the Taiwan Food and Drug Administration of the Executive Yuan, or other relevant regulations and practices applicable to commissioned research institutions in Taiwan. Party A shall ensure that its tasks and behaviors under this contract or commissioned projects do not violate any laws or regulations that Party B is required to comply with.

If the Taiwan Food and Drug Administration of the Executive Yuan, or other relevant regulatory authorities notify either Party A or Party B to conduct an audit or take other management actions at any trial site, both Party A and Party B shall promptly notify each other and provide relevant information and preparation.

Party B agrees to cooperate with Party A in providing necessary information for the mid-term verification derived from the execution of the Fast Track clinical trial plan by the Ministry of Economic Affairs, including attending meetings and assisting in responding to issues related to the execution of the clinical trial.

Article 10: Termination

Either party may terminate this contract by providing notice to the other party if the inability to perform this contract is not attributable to Party B or its agents. Termination of this contract shall be notified to the other party in writing at least thirty days in advance for termination.

Upon termination of this contract due to the circumstances mentioned above, if Party B has received and not yet incurred expenses, it shall refund Party A within seven days after the termination of the contract. If there are unpaid expenses or expenses incurred but not yet paid at the time of termination due to the aforementioned reasons, Party A shall pay Party B based on the actual amount already expended by Party B. If it concerns ongoing service items, Party A shall pay Party B proportionately based on the number of service days. Party A shall settle and pay Party B within fifteen days after the termination of the contract.

Article 11: Penalty for Breach

If Party B (including but not limited to Party B and its agents, employees, representatives, or any other persons employed by it) violates any provision of this contract, Party B shall pay Party A punitive damages in proportion to the violation. In addition, Party B shall still be liable for any other damages suffered by Party A, loss of profits, and reasonable expenses incurred (including but not limited to legal fees and other expenses incurred in asserting rights, including arbitration fees, postage, appraisal fees, etc.).

Article 12: Exclusion of Liability

Party B shall not be responsible for delays or failure to complete the requested work if caused by the following reasons:

1.	Acts of God.
2.	Rebellion, riots.
3.	War.
4.	Government restrictions or judicial orders.
5.	Inability to obtain necessary materials from subcontractors.
6.	Other unforeseeable circumstances beyond control.

Article 13: Governing Law and Jurisdiction

Matters arising from this contract, unless otherwise agreed by both parties, shall be governed by the laws of the Republic of China (Taiwan) and its relevant regulations. In case of litigation arising from this contract, both parties agree to submit to the jurisdiction of the Taipei District Court, Taiwan, as the court of first instance.

Article 14: Handling of Changes

If either party undergoes any changes in its name, address, legal representative, or other relevant information, it shall promptly notify the other party in writing and provide relevant supporting documents. Otherwise, the changed matters shall not be invoked against the other party.

Article 15: Attachments

The attachments to this contract are: Quotation No. QCD68170822001.

Article 16: Copies of the Contract

This contract is executed in duplicate, each party holding one copy, both signed and stamped by the parties for reference.

Party A, also referred to as the Principal: Everfront Biotech Inc.

Address: 11F., No. 31, Ln. 169, Kangning St., Xizhi Dist., New Taipei City, Taiwan (R.O.C.)

Representative: Director, CHOU PEI-WEN

Date: Aug. 25, 2017.

Party B, also referred to as the Agent: A+ Inc.

Address: 5F.-2, No. 3-1, Yuanqu St., Nangang Dist., Taipei City, Taiwan (R.O.C.)

Representative: YEH HSU-CHI

Date: Aug. 23, 2017.